EX-16.12.a

Stradley Ronon Stevens & Young, LLP 191 North Wacker Drive Suite 1601 Chicago, IL 60606 Telephone 312.964.3499 Fax 312.964.3501 www.stradley.com

February 18, 2025

Board of Trustees, Nationwide Mutual Funds
One Nationwide Plaza
Mail Code 5-02-210
Columbus, Ohio 43215

Re:
Agreement and Plan of Reorganization (“Plan”) made as of September 11, 2024, by Nationwide Mutual Funds (the “Trust”), a statutory trust created under the laws of the State of Delaware on behalf of two of its series, Nationwide Destination 2025 Fund (the “Target Fund”) and Nationwide Destination Retirement Fund (the “Acquiring Fund”)

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the reorganization (each hereinafter referred to as the “Reorganization”), which will consist of: (i) the acquisition by the Acquiring Fund of substantially all of the property, assets and goodwill (“Assets”) of the Target Fund, in exchange solely for shares of beneficial interest, without par value, of the corresponding class of shares of the Acquiring Fund listed in Exhibit A below; (ii) the assumption by the Acquiring Fund of all of the Target Fund’s Liabilities; (iii) the distribution of each class of the Acquiring Fund’s shares to the shareholders of its corresponding class of shares of the Target Fund, according to their respective interests, in complete liquidation of the Target Fund; and (iv) the liquidation and dissolution of the Target Fund as soon as practicable after the Closing, all upon and subject to the terms and conditions of the Plan. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Plan.

In rendering our opinion, we have reviewed and relied upon: (a) a copy of the executed Plan, dated as of September 11, 2024; (b) the Prospectus/Information Statement provided to shareholders of the Target Funds dated November 15, 2024; (c) certain representations concerning the Reorganization made to us by the Acquiring Funds and the Target Funds in a letter dated February 18, 2025 (the “Representation Letter”); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.

Pennsylvania • New Jersey • Delaware • DC • New York • Illinois • California
A Pennsylvania Limited Liability Partnership

Board of Trustees, Nationwide Mutual Funds
February 18, 2025

For purposes of this opinion, we have assumed that the Target Fund on the date of the Closing of the Reorganization satisfies, and immediately following the Closing of the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Code, for qualification as regulated investment companies.

Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Plan and the statements in the Representation Letter for the Target Fund and the Acquiring Fund, it is our opinion that for federal income tax purposes:
1. The acquisition by the Acquiring Fund of substantially all of the assets of the Target Fund in exchange solely for the Acquiring Fund shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund followed by the distribution by the Target Fund to its shareholders of the Acquiring Fund shares in complete liquidation of the Target Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Acquiring Fund and the Target Fund will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.
2. No gain or loss will be recognized by the Target Fund upon the transfer of substantially all of its assets to, and the assumption of its liabilities by, the Acquiring Fund in exchange solely for the voting shares of the Acquiring Fund pursuant to Section 361(a) and Section 357(a) of the Code.
3. No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of substantially all of the assets of the Target Fund in exchange solely for the assumption of the liabilities of the Target Fund and shares of the Acquiring Fund pursuant to Section 1032(a) of the Code.
4. No gain or loss will be recognized by the Target Fund upon the distribution of the Acquiring Fund shares by the Target Fund to its shareholders in complete liquidation of the Target Fund pursuant to Section 361(c)(1) of the Code.
5. The tax basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the tax basis of these assets in the hands of the Target Fund immediately prior to the Reorganization under Section 362(b) of the Code.
6. The holding periods of the assets of the Target Fund received by the Acquiring Fund will include the periods during which such assets were held by the Target Fund pursuant to Section 1223(2) of the Code.
7. No gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of their shares in the Target Fund solely for the shares (including fractional shares to which they may be entitled) of the Acquiring Fund pursuant to Section 354(a) of the Code.
8. The aggregate tax basis of the Acquiring Fund shares to be received by each Target Fund shareholder (including fractional shares to which they may be entitled) of the

Board of Trustees, Nationwide Mutual Funds
February 18, 2025

Acquiring Fund will be the same as the aggregate tax basis of the shares of the Target Fund exchanged therefor pursuant to Section 358(a)(1) of the Code.
9. The holding period of the Acquiring Fund shares to be received by each Target Fund shareholder (including fractional shares to which they may be entitled) will include the holding period of the Target Fund shares surrendered in exchange therefor, provided that the shareholder held the Target Fund shares as a capital asset on the effective date of the Reorganization pursuant to Section 1223(1) of the Code.
10. The Acquiring Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the Treasury Regulations) the items of the Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.
Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Target Fund, the Acquiring Fund or any shareholder of the Target Fund with respect to any asset (including, without limitation, any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code or any contract described in Section 1256(b) of the Code) as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-mark system of accounting or otherwise regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.
Our opinion is based upon the Code, the applicable Treasury Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.  We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Our opinion is conditioned upon the performance by the Acquiring Fund and the Target Fund of the undertakings in the Plan and the Representation Letter. Except as expressly set forth above, we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganization or any transaction related to or contemplated by such Reorganization (or incident thereto) or (ii) the effect, if any, of the Reorganization on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

We hereby consent to the use of this opinion as an exhibit to the registration statement of each Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of

Board of Trustees, Nationwide Mutual Funds
February 18, 2025

the Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP/REP
Stradley Ronon Stevens & Young, LLP

Board of Trustees, Nationwide Mutual Funds
February 18, 2025

EXHIBIT A

Nationwide Destination 2025 Fund (the “Target Fund”)	Nationwide Destination Retirement Fund (the “Acquiring Fund”)
Class A	Class A
Class R	Class R
Class R6	Class R6
Institutional Service Class	Institutional Service Class